Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-259271, 333-263154, 333-268301, 333-270630, 333-273350 and 333-277533 on Form S-8 and Registration Statement Nos. 333-257676, 333-263514 and 333-273934 on Form S-3 of our report dated February 29, 2024 (March 3, 2025, as to the effects of the adoption of ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, described in Note 2), relating to the 2022 and 2023 financial statements of Quantum-Si Incorporated, appearing in this Annual Report on Form 10-K of Quantum-Si Incorporated for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

New York, New York
March 3, 2025